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                                                                     Exhibit 5.2

                                 ________, 2000


Applied Digital Solutions, Inc.
400 Royal Palm Way
Suite 410
Palm Beach, FL 33480

Re: Federal income tax consequences of merger of Digital Angel.net Inc. with Destron Fearing Corporation

Gentlemen:

         This letter sets forth our opinion to you concerning certain Federal income tax consequences arising from the consummation of the merger (the "Merger") of Digital Angel.net Inc., a Delaware corporation ("Digital Angel"), with and into Destron Fearing Corporation, a Delaware corporation ("Destron Fearing"), pursuant to that certain Agreement and Plan of Merger dated as of April 24, 2000, as amended by the Amendment to Merger Agreement dated as of May 25, 2000, among Applied Digital Solutions, Inc., a Missouri corporation ("ADS"), Digital Angel and Destron Fearing. The foregoing Agreement and Plan of Merger, as amended, together with the exhibits and schedules attached thereto, are collectively referred to herein as the "Merger Agreement." The Merger is to occur on the date hereof. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Merger Agreement.

         In rendering this opinion, we have examined and relied upon the following documents:

         1. The Tax Opinion Certificate provided to us by the management of Destron Fearing dated______________, 2000, and the Closing Date Certificate of even date herewith attached hereto as Schedule A;

         2. The Tax Opinion Certificate provided to us by the management of ADS dated _____________, 2000, and the Closing Date Certificate of even date herewith attached hereto as Schedule B;



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Applied Digital Solutions
_______________, 2000
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         3.       The Merger Agreement.

The foregoing documents are collectively referred to herein as the "Documents."

         For purposes of this letter, we have assumed that the factual representations set forth in the Documents provide an accurate and complete description of the facts and circumstances concerning the businesses conducted by Destron Fearing, ADS and Digital Angel and the proposed transaction. We have made no independent determination regarding such facts and circumstances and, therefore, have relied upon the Documents for purposes of this letter. Any changes to the Documents or inaccuracy in the facts, representations or warranties set forth therein, or breach of the covenants set forth therein, may affect the conclusions stated herein. In addition, in rendering the opinions below, we have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and the laws of the State of Delaware, and that all necessary regulatory approvals which are conditions to the consummation of the Merger have been received. If these assumptions are not correct, the opinions below might change.

FEDERAL INCOME TAX CONSEQUENCES

         Based solely upon the facts as presented to us and subject to the conditions, qualifications, and limitations set forth herein, we are of the opinion that:

         1. The Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         2. ADS, Digital Angel and Destron Fearing will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

SCOPE OF OPINION

         The scope of this opinion is expressly limited to the Federal income tax consequences specifically addressed in the section entitled "Federal Income Tax Consequences" above. Our opinion has not been requested and none is expressed with respect to any other tax consequences. We have made no determination and do not express any opinion as to the tax consequences of the Merger to the stockholders of Destron Fearing.

         Our opinion is based upon our analysis of the Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied



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Applied Digital Solutions
_______________, 2000
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upon. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof. This letter is an opinion of our firm as to the interpretation of existing law and, as such, is not binding on the Internal Revenue Service or the courts.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 filed by ADS with the Securities and Exchange Commission, as amended through the date hereof and relating to the Merger, or as an exhibit to other filings with the Securities and Exchange Commission filed by ADS after the consummation of the Merger.

         This opinion is given for the purpose of satisfying the condition in
Section 6.3(g) of the Merger Agreement and is intended solely for your benefit. It may not be relied upon for any other purposes or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                              Respectfully yours,

                                              AKERMAN, SENTERFITT & EIDSON, P.A.